EXHIBIT 24



                    CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of First Albany Companies Inc. on Form S-8 related to the First Albany Companies Inc. Stock Bonus Plan (File No. 014140) of our report dated June 12, 1998, on our audits of the statements of net assets available for plan benefits of First Albany Companies Stock Bonus Plan as of December 31, 1997 and 1996, and the statements of changes in net assets available for plan benefits for each of the three years in the period ended December 31, 1997, which report is included in this Annual Report on Form 11-K.



                                                   COOPERS & LYBRAND L.L.P.





Albany, New York
June 22, 1998

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